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                                                                   Exhibit 8(a)



                        [Sullivan & Cromwell Letterhead]

                                                            August 7, 1998

KeyCorp,
  127 Public Square,
    Cleveland, Ohio  44114.

Ladies and Gentlemen:

                   We have acted as counsel to KeyCorp, an Ohio corporation ("KeyCorp"), in connection with the planned merger of McDonald & Company Investments, Inc., a Delaware corporation ("McDonald & Company"), with and into KeyCorp, pursuant to the Agreement and Plan of Merger (the "Agreement"), dated as of June 15, 1998, between KeyCorp and McDonald & Company. Capitalized terms used but not defined herein shall have the meanings specified in the Registration Statement to which this opinion is attached as an exhibit or the appendices thereto (including the Agreement).

                   We have assumed with your consent that (1) the Merger will be effected in accordance with the Agreement and (2) the representations contained in the letters of representation from KeyCorp and McDonald & Company to us dated August

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KeyCorp                                                                     -2-


7, 1998 were true and correct when made and will be true and correct at the Effective Time.

                  On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law, that:

                  (i) the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

                  (ii) no gain or loss will be recognized by KeyCorp or McDonald & Company as a result of the Merger;

                  (iii) no gain or loss will be recognized by the holders of McDonald & Company Common Stock who exchange all of their McDonald & Company Common Stock solely for KeyCorp Common Shares pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in the KeyCorp Common Shares);

                  (iv) the aggregate tax basis of the KeyCorp Common Shares received in the Merger (including fractional shares deemed received and redeemed) will equal the aggregate tax basis of the shares of McDonald & Company Common Stock surrendered in exchange therefor; and

                  (v) the holding period of KeyCorp Common Shares received in the Merger (including fractional shares

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KeyCorp                                                                     -3-


         deemed received and redeemed) will include the holding period of the shares of McDonald & Company Common Stock surrendered in exchange therefor, provided that such shares of McDonald & Company Common Stock were held as capital assets at the Effective Time.

                  We express no opinion as to the effect of the Merger on any person that is required to recognize unrealized gains and losses for federal income tax purposes at the end of each taxable year under a mark-to-market system.

                  The federal income tax consequences described herein may not apply to certain classes of taxpayers, including, without limitation, McDonald & Company stockholders who received their McDonald & Company Common Stock upon the exercise of employee stock options or otherwise as compensation, that hold their McDonald & Company Common Stock as part of a "hedge", "straddle" or "conversion transaction" for federal income tax purposes, or that are foreign persons, insurance companies, financial institutions or securities dealers.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required

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KeyCorp                                                                     -4-


under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                  Very truly yours,


                                                  /s/ Sullivan & Cromwell